Exhibit (o)

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

HarbourVest Blue Spruce Fund L.P. For the Period January 1, 2025 (Commencement of Operations) through March 31, 2025 With Report of Independent Auditors

Report of Independent Auditors

To the General Partner of HarbourVest Blue Spruce Fund L.P.

Opinion

We have audited the accompanying consolidated financial statements of HarbourVest Blue Spruce Fund L.P. and its subsidiaries (the “Partnership”), which comprise the consolidated balance sheet, including the consolidated schedule of investments, as of March 31, 2025, and the related consolidated statements of operations, of changes in partners’ equity and of cash flows, including the related notes for the period January 1, 2025 (commencement of operations) through March 31, 2025 (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of March 31, 2025, and the results of its operations, changes in its partners’ capital and its cash flows for the period January 1, 2025 (commencement of operations) through March 31, 2025 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Partnership and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Boston, Massachusetts 02210

T: (617) 530 5000, www.pwc.com/us

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Boston, Massachusetts

June 9, 2025

HarbourVest Blue Spruce Fund L.P.

Consolidated Schedule of Investments

March 31, 2025

In U.S. Dollars

Investments[1]	Sector	Acquisition Date	Units[3]	Fair Value
Direct Investments – 88.2%[4,6]
Asia - 1.8%
KKR Tigereye Co-Invest L.P.*	Industrials	1/1/2025		8,477,698

Total Asia				8,477,698

Europe – 20.0%
Berkshire Spectre Co-Investor, L.P.*,[5]	Health Care	1/1/2025		10,396,590
Blackstone Aurelia Co-Invest (CYM) L.P.[8]	Communication Services	1/1/2025		8,482,218
Cuppa Co-Investment L.P.*[5,9]	Consumer Staples	1/1/2025		6,968,976
Hg Vibranium Co-Invest LP*	Information Technology	1/1/2025		13,493,573
KKR Azur Co-Invest L.P.*[9]	Health Care	1/1/2025		9,348,367
KKR Horizon Co-Invest L.P.*8,9	Information Technology	1/1/2025		9,959,489
KKR Sansibar Co-Invest L.P.*9	Industrials	1/1/2025		16,673,879
Planet Co-Investor Holdings L.P.*,5	Industrials	1/1/2025		9,938,000
SKCP V Sirona Co-Invest, L.P.*	Health Care	1/1/2025		6,670,799

Total Europe				91,931,891

North America – 66.4%
Carlyle Excelsior Coinvestment, L.P.*	Industrials	1/1/2025		7,811,046
CIMI Holdings L.P.*5,7	Health Care	1/1/2025		23,677,000
CIPS Holdings II L.P.*,5	Information Technology	1/1/2025		11,673,000
Compass Syndication L.P.*	Information Technology	1/1/2025		3,527,887
Dodge Construction Network Holdings, L.P. *,5	Information Technology	1/1/2025	4,548,024	2,766,999
FH Sunrise Co-Investment I, LP*	Health Care	1/1/2025		6,756,376
GC X Alpha Co-Invest, L.P.*8	Financials	1/1/2025		3,610,325
GC XI Alpha Co-Invest, L.P.*8	Financials	1/1/2025		3,386,771
Gloves Holdings, LP*,5	Industrials	1/1/2025	66,835	11,237,000
Home Service Holdings, LP*,5	Consumer Discretionary	1/1/2025	33,305	5,532,000
Jupiter Coinvestor L.P.*8	Consumer Discretionary	1/1/2025		13,720,064
Jupiter Coinvestor II L.P.*8	Consumer Discretionary	1/1/2025		1,648,380
Kelso X PIE Co-Investment, L.P.*8	Industrials	1/1/2025		8,531,607
Kelso X RSC Co-Investment, L.P.*8	Financials	1/1/2025		22,308,146
Knockout Co-Invest, L.P.*8	Information Technology	1/1/2025		17,917,301
Magnesium Co-Invest SCSp*,5	Information Technology	1/1/2025		17,569,000
Minerva Partners, L.P.*8	Health Care	1/1/2025		15,494,348
Omnia Coinvest LP*8	Industrials	1/1/2025		7,665,526
Pyke Co-Investment Partners, L.P.*5,8	Industrials	1/1/2025		13,668,000
Silver Lake Strategic Investors VI, L.P. *,5	Information Technology	1/1/2025		9,005,000
STG AV, L.P.*	Information Technology	1/1/2025		5,200,419
Sunshine Co-Investment Partners, L.P.*5,8	Information Technology	1/1/2025		14,559,000
TA NIPA Parent, LP*,5	Industrials	1/1/2025	2,074,441	4,812,140
Titan Coinvestor L.P.*8	Consumer Discretionary	1/1/2025		4,536,288
TPG IX Newark CI, L.P.*5,8	Information Technology	1/1/2025		5,641,000
VCF Compass Co-Investor Holdings L.P. *,5	Health Care	1/1/2025		7,059,589

The accompanying notes form an integral part of the consolidated financial statements.

HarbourVest Blue Spruce Fund L.P.

Consolidated Schedule of Investments

March 31, 2025

In U.S. Dollars

Investments[1]	Sector	Acquisition Date	Units[3]	Fair Value
Direct Investments (Continued)
North America (Continued)
VCF Compass Co-Investor Holdings II, L.P.*	Health Care	3/19/2025		933,806
Veritas Star Co-Investor Holdings L.P. *,5	Health Care	1/1/2025		4,416,000
Well Coinvest LP*8	Information Technology	1/1/2025		8,065,369
WP Digital Co-Invest, L.P.*	Information Technology	1/1/2025		11,852,689
WP Intrepid Co-Invest Holdings I, L.P.*7	Information Technology	1/1/2025		24,166,352
Zephyr Partners I, L.P.*	Information Technology	1/1/2025		7,494,016

Total North America				306,242,444

Total Direct Investments (Cost $399,484,086)				406,652,033
Short-Term Investments – 11.8%
North America – 11.8%
State Street Institutional U.S. Government Money Market Fund - Premier Class, 4.29%[2,10]			54,573,946	54,573,946

Total Short-Term Investments (Cost $54,573,946)				54,573,946

Total Investments - 100.0% (Cost $454,058,032)				461,225,979

Other assets in excess of liabilities				26,883

Net Assets - 100.0%				461,252,862

*	Investment is non-income producing.
1	Investments are held through a consolidated subsidiary, HarbourVest HPIF Holdings LLC, unless otherwise noted (See Note 2)
2	All or a portion of the investment is held through a consolidated subsidiary, Harbourvest HPIF Investment LLC (See Note 2)
3	Investments do not issue shares or units, except where noted.
4	Investments do not allow redemptions or withdrawals except at discretion of their general partner, manager or advisor and the final distribution date is not known, except where noted.
5	The fair value of the investment was determined using significant unobservable inputs. (See Note 3)
6

Restricted Security. Investments generally issued in private placement transactions and as such are generally restricted as to resale. Each investment may have been purchased on various dates for different amounts. The date of the first purchase is reflected under acquisition date as shown in the Consolidated Schedule of Investments. Total fair value of restricted investments as of March 31, 2025, was $406,652,033, or 88.2% of net assets. As of March 31, 2025, the aggregate cost of each investment restricted to resale was $8,142,046, $10,701,491, $5,881,409, $8,088,673, $10,571,594, $8,953,156, $8,816,763, $14,350,835, $9,224,831, $7,767,572, $7,501,375, $23,729,324, $13,676,162, $3,191,196, $6,756,376, $3,456,205, $3,241,170, $10,284,788, $5,555,553, $12,546,488, $1,507,986, $,8,539,636, $24,432,321, $17,919,902, $16,875,863, $14,630,924, $6,937,899, $24,179,831, $8,396,687, $2,402,045, $5,201,397, $13,415,855, $5,206,846, $4,309,967, $5,562,665, $6,508,849, $857,411, $4,255,915, $7,295,091, $9,585,202, $21,806,922, $7,217,864, respectively, totaling $399,484,086.

7

The proportional share of underlying portfolio companies representing greater than 5% of the Partnership’s total partners’ equity are Gainwell, and Infoblox Inc., respectively. The proportional share of fair value of the underlying portfolio companies is $23,677,000, and 24,166,352, respectively. The categorizations of the portfolio companies are generally consistent with those disclosed in the Consolidated Schedule of Investments.

8	Investment has been committed to but has not been fully funded by the Partnership (See Note 6).
9	Foreign security denominated in U.S. Dollars.
10	The rate is the annualized 7-day yield as of March 31, 2025

The accompanying notes form an integral part of the consolidated financial statements.

HarbourVest Blue Spruce Fund L.P.

Consolidated Balance Sheet

March 31, 2025

In U.S. Dollars

ASSETS
Investments at fair value (Cost $399,484,086)	406,652,033
Cash and cash equivalents (Cost $54,573,946)	54,573,946
Dividends Receivable	76,883

Total assets	461,302,862

LIABILITIES AND PARTNERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	15,000
Deferred tax liability	35,000

Total liabilities	50,000
Partners’ equity:
Paid-in capital and allocated profits and losses
General Partner	—
Sponsor Limited Partner	5,629,328
Investor Limited Partner	455,623,534

Total partners’ equity	461,252,862

Total liabilities and partners’ equity	461,302,862

The accompanying notes form an integral part of the consolidated financial statements.

HarbourVest Blue Spruce Fund L.P.

Consolidated Statement of Operations

For the Period January 1, 2025 (Commencement of Operations) through March 31, 2025

In U.S. Dollars

Investment income:
Dividend income	259,374

Total investment income	259,374
Investment expenses:
Organization expenses	1,932,883
Professional fees	187,500
Administrative expense	15,000

Total investment expenses	2,135,383

Expense reimbursement	(2,120,383)

Net expenses	15,000

Net investment income/(loss)	244,374

Net change in unrealized appreciation/(depreciation) on:
Investments, net of deferred taxes	7,132,947

Net gains/(losses) on investments	7,132,947

Net income/(loss)	7,377,321

The accompanying notes form an integral part of the consolidated financial statements.

HarbourVest Blue Spruce Fund L.P.

Consolidated Statement of Changes in Partners’ Equity

For the Period January 1, 2025 (Commencement of Operations) through March 31, 2025

In U.S. Dollars

	General Partner	Sponsor Limited Partner	Investor Limited Partner	Total
Partners’ equity at January 1, 2025
(commencement of operations)	—	—	—	—
Contributions from partners	—	5,555,555	50,000,000	55,555,555
Investment contributions in-kind	—	—	398,319,986	398,319,986
Share of net income (loss)	—	73,773	7,303,548	7,377,321

Partners’ equity at March 31, 2025	—	5,629,328	455,623,534	461,252,862

The accompanying notes form an integral part of the consolidated financial statements.

HarbourVest Blue Spruce Fund L.P.

Consolidated Statement of Cash Flows

For the Period January 1, 2025 (Commencement of Operations) through March 31, 2025

In U.S. Dollars

Operating activities
Net income/(loss)	7,377,321
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Contributions and subscriptions to investments	(1,164,100)
Net change in unrealized (appreciation)/depreciation on investments, net of deferred taxes	(7,132,947)
Net change in dividends receivable	(76,883)
Net change in accounts payable and accrued expenses	15,000

Net cash provided by/(used in) operating activities	(981,609)

Financing activities
Contributions	55,555,555

Net cash provided by/(used in) financing activities	55,555,555

Net increase/(decrease) in cash and cash equivalents	54,573,946
Cash and cash equivalents at the beginning of period	—

Cash and cash equivalents at the end of period	54,573,946

Supplemental disclosure:
Investment contributions in-kind	398,319,986

The accompanying notes form an integral part of the consolidated financial statements.

HarbourVest Blue Spruce Fund L.P.

Notes to the Consolidated Financial Statements

March 31, 2025

In U.S. Dollars

1.	Organization

HarbourVest Blue Spruce Fund, L.P. (the “Partnership”), a Delaware limited partnership, was formed on October 16, 2024, and commenced operations on January 1, 2025, pursuant to the Limited Partnership Agreement (the “Partnership Agreement”), which was amended and restated on December 20, 2024. HarbourVest GP LLC is the general partner (the “General Partner”) of the Partnership. The Partnership is managed by HarbourVest Partners L.P. (the “Investment Manager” or the “Sponsor Limited Partner”). The Investment Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

The Partnership was formed for the purpose of acquiring the seed portfolio and thereafter investing, directly or indirectly, in a broad portfolio of private investments, primarily through direct co-investments and continuation solutions (“Direct Investments”), complemented to a lesser extent by primary partnership investments (“Primary Partnership Investments”) and secondary transactions (“Secondary Investments”). The intent is to contribute those investments to a registered investment company in exchange for shares of the registered investment company.

As of March 31, 2025, the Sponsor Limited Partner and a limited partner (the “Investor Limited Partner”) have committed $555,555,555 in capital, of which 81.7%, or $453,875,541, had been called. The Investor Limited Partner agreed to contribute to the Partnership the seed portfolio of investments as an in-kind capital contribution to satisfy a portion of the capital commitment. The Investor Limited Partner completed the in-kind capital contribution of $398,319,986 as of January 1, 2025. The remaining unfunded capital commitments of $101,680,014 are due upon not less than 10 days prior written notice from the General Partner.

Net profits and losses (defined as “net profits” or “net losses” in the Partnership Agreement) are allocated to the partners in proportion to their sharing percentages. The General Partner has no economic interest in the Partnership.

2.	Significant Accounting Policies

Method of Accounting

The consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles. The Partnership is an investment company following the accounting and reporting guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946 “Financial Services – Investment Companies”.

Basis of Presentation

The consolidated financial statements include the accounts of HarbourVest Blue Spruce Fund L.P. and its wholly-owned subsidiaries, HarbourVest HPIF Parent LLC, HarbourVest HPIF Intermediate LLC, HarbourVest HPIF Investment LLC, HarbourVest HPIF Delaware Blocker A LLC, HarbourVest HPIF Holdings LLC, each formed as a Delaware Limited Liability Company. All intercompany accounts and transactions have been eliminated in consolidation.

Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires the General Partner to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

HarbourVest Blue Spruce Fund L.P.

Notes to the Consolidated Financial Statements

March 31, 2025

In U.S. Dollars

Cash and Cash Equivalents

Cash and cash equivalents may consist of deposits held at a bank or an investment in a money market fund to which the Partnership is exposed to credit concentration risk. The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount included in the Balance Sheet for cash and cash equivalents approximates their fair value. The amounts on deposit may exceed the federal deposit insurance limits.

As of March 31, 2025, the Partnership held $54,573,946 in cash equivalents.

Foreign Currency Transactions

Foreign currency transactions, if any, are translated into U.S. dollars at the exchange rate in effect at the transaction dates. Foreign currency balances are translated at the rates in effect at March 31, 2025. The Partnership does not isolate that portion of net income or loss resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in fair value of investments. Such fluctuations are included in the Consolidated Statement of Operations in net realized gains/(losses) and unrealized appreciation/(depreciation) on investments. Foreign currency gains and losses on cash and other receivables and payables, if any, are included in net realized gains/(losses) and unrealized appreciation/(depreciation) on foreign currency transactions on the Consolidated Statement of Operations.

Revenue Recognition

Dividend and interest income, if any, is recorded on the accrual basis of accounting. Dividend income, if any, is recorded on the ex-dividend date. Interest and dividend income are presented net of withholding tax, if any.

Expenses

Expenses are recorded on an accrual basis as incurred. The Partnership allocates expenses to limited partners in accordance with their respective sharing percentages. Expenses paid directly by the Partnership may include tax expense, professional fees, and other out-of-pocket expenses and are included in the Consolidated Statement of Operations.

Income Taxes

The Partnership has elected to be treated as a partnership for U.S. tax purposes.

The Partnership accounts for income taxes under the provisions of ASC 740, “Income Taxes.” This standard establishes consistent thresholds as it relates to accounting for income taxes. It defines the threshold for recognizing the benefits of tax-return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority and requires measurement of a tax position meeting the more-likely- than-not criterion, based on the largest benefit that is more than fifty percent likely to be realized. The Partnership may be subject to potential examination by certain taxing authorities in various jurisdictions. Any potential tax liability is also subject to ongoing interpretation of laws by taxing authorities. The tax years under potential examination vary by jurisdiction.

While the Partnership itself is not subject to U.S. federal income taxes, one of the Partnership’s indirectly held wholly-owned subsidiaries, HV HPIF Delaware Blocker, LLC (“DE Blocker”), is. DE Blocker is organized as a Delaware limited liability company treated as a corporation for U.S. tax purposes and follows the asset and liability method of accounting. The asset and liability method of accounting for income taxes requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and the respective tax basis, and the applicable subsidiaries’ operating loss and tax credit carry forwards. Significant temporary differences are primarily related to changes in fair value of the underlying investments in comparison to the tax basis of the interest or shares in those companies held. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. As of March 31, 2025, a deferred tax liability of $35,000 has been calculated for DE Blocker and is reflected in the Partnership’s consolidated financial statements.

HarbourVest Blue Spruce Fund L.P.

Notes to the Consolidated Financial Statements

March 31, 2025

In U.S. Dollars

The Partnership may be subject to taxes imposed by countries in which it invests. Such taxes are generally based on income and/or capital gains earned or repatriated. Foreign taxes, if any, are recorded based on the tax regulations and rates that exist in the foreign markets in which the Partnership invests. To the extent taxes are attributable to certain partners, the amounts are withheld from those partners’ distributions and the withholdings are accounted for as deemed non-cash distributions to such partners. To the extent taxes are borne by the Partnership, the amounts are accrued and applied to net investment income, net realized gains and net unrealized appreciation as such income and/or gains are earned, and the Partnership records an estimated deferred tax liability in an amount that would be payable if the securities were disposed of on the valuation date. As of March 31, 2025, there were no deferred tax liabilities at the Partnership level itself.

Market and Other Risk Factors

The Partnership’s investments are subject to various risk factors including market, liquidity, valuation, credit, interest rate and currency risk. Investments may be concentrated in certain regions, or industries, as detailed in the Consolidated Schedule of Investments. The Partnership’s investments are inherently more sensitive to declines in revenues and to increases in expenses that may occur due to general downward swings in the world economy or other risk factors including increasingly intense competition, rapid changes in technology, changes in federal, state and foreign regulations, and limited capital investments. Since the Partnership’s investments generally will involve a high degree of risk, poor performance by a few of the investments could adversely affect the total return to limited partners.

Organization Expenses

Costs incurred in relation to the organization and establishment of the Partnership are expensed in the period in which they are incurred.

3.	Investments

In accordance with the authoritative guidance on fair value measurements and disclosures under generally accepted accounting principles in the United States, the Partnership discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1	Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Partnership has the ability to access at the measurement date;

Level 2	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3	Inputs that are unobservable.

An investment’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Because of the inherent uncertainty of these valuations, the estimated fair value may differ significantly from the value that would have been used had a ready market for this security existed, and the difference could be material.

Investment Valuations

For investments in partnerships and other pooled investment vehicles, the General Partner encourages all managers to apply fair value principles in their financial reports that are consistent with U.S. generally accepted accounting principles and completes a good faith determination of such. Where possible, the Partnership values its investments at fair value using the net asset value (“NAV”) as a practical expedient. Investments for which fair value is measured using per share as a practical expedient have not been categorized within the fair value hierarchy.

HarbourVest Blue Spruce Fund L.P.

Notes to the Consolidated Financial Statements

March 31, 2025

In U.S. Dollars

In reviewing the underlying financial statements and capital account balances, the Investment Manager considers compliance with authoritative guidance on fair value measurements, the currency in which the investment is denominated, and other information deemed appropriate. If the Investment Manager shall in good faith determine that a manager is not reporting fair value consistent with U.S. generally accepted accounting principles, the Investment Manager shall use best efforts to undertake its own valuation analysis using fair market value principles and adjust such value so it is in accordance with the authoritative guidance.

The Investment Manager’s valuation analysis uses one or more valuation techniques (e.g. the market approach or the income approach) for which sufficient and reliable data is available. The use of the market approach generally consists of using either the guideline company method or similar transaction method, while the income approach generally consists of the net present value of estimated future cash flows, discounted as appropriate for liquidity, credit, market and/or other risk factors. The inputs used by the Investment Manager in estimating the value primarily include specific company metrics (i.e. multiples of revenue, EBITDA, EBIT) for similar companies based on size, growth, comparability, etc. The inputs also include the original transaction price, recent transactions for similar instruments, completed or pending third-party transactions, subsequent rounds of financing, recapitalizations or other transactions, or changes in financial ratios or cash flows. As it relates to operating companies, the Investment Manager considers the financial condition and operating results of each issuer, the nature of each investment, the prices at which securities purchased in subsequent financing, if any, were issued and such other factors as the Investment Manager deems appropriate.

Inputs are used in applying the valuation techniques and broadly refer to the assumptions that the Investment Manager uses to make valuation decisions, including assumptions about risk. In valuing private investments, the Investment Manager shall apply the value that is most likely to be an exit price in an orderly arm’s length transaction between market participants as of the valuation date, using one of the acceptable valuation methods in accordance with generally accepted accounting principles. The valuation analysis shall consider applicable value drivers, facts and circumstances, and the Investment Manager’s subjective judgment. If appropriate, the Investment Manager may use discounts or premiums to adjust for lack of marketability, lack of control and/or illiquidity.

The following table summarizes the levels used in valuing the Partnership’s investments as of March 31, 2025.

All amounts in U.S. Dollar	Level 1	Level 2	Level 3	Measured using NAV as a practical expedient	Total
Direct Investments	—	—	158,919,294	247,732,739	406,652,033
Short-Term Investments	54,573,946	—	—		54,573,946

Total	54,573,946	—	158,919,294	247,732,739	461,225,979

HarbourVest Blue Spruce Fund L.P.

Notes to the Consolidated Financial Statements

March 31, 2025

In U.S. Dollars

Investments include partnership interests in private equity partnerships, many of which carry restrictions on redemption. The Partnership recognizes transfers at the fair value at March 31, 2025. There were no transfers during the period ended March 31, 2025. For the period ended March 31, 2025, purchases of Level 3 investments were $168,065,378.

The following table presents additional information about valuation methodologies and inputs used for investments that are measured at fair value and categorized within Level 3 as of March 31, 2025:

Asset Type	Fair Value at March 31, 2025	Valuation Methodologies	Unobservable Input(s)	Range
Direct Investments	69,940,705	Public market comparables	Multiple of EBITDA	9.5x – 19.75x
Direct Investments	17,569,000	Public market comparables	Multiple of revenue	8.25x
Direct Investments	71,409,589	Adjusted reported net asset value	Fair value adjustment	(5.31)% - (0.13)%

Investment Transactions

Contributions to and distributions from investments (held through a partnership or other co-investment vehicle) are accounted for on a trade date basis. Distributions received from these investments are recorded as income, realized gain or return of capital on the trade date based on the character determined by the general partners of these investments. Distributions from these investments when identified as realized gain, dividend income, interest income, net of applicable withholding taxes, are recorded as such by the Partnership in the Consolidated Statement of Operations. Returns of capital reduce these investments’ cost.

Realized gains and losses on investments (not held through a partnership or other co-investment vehicle) are measured by the difference between the proceeds from the sale and the cost basis of the investment using the specific identification method.

4.	Financial Highlights

Financial highlights for the period from January 1, 2025 (commencement of operations) through March 31,2025, were as follows:

Percent (%)(1)
Internal rate of return to limited partners since inception:
End of period	7.6

Ratio to limited partners’ average partners’ equity:
Net investment income/(loss)	0.1
Operating expenses (excluding expense reimbursement)	(0.5)
Expense reimbursement	0.5

Net expenses	0.0

[1]	Amounts shown as zero round to less than 0.05%.

For the period ended March 31, 2025, the ratios were annualized, except for Organization Expenses, which are non-recurring expenses, and other annual costs.

HarbourVest Blue Spruce Fund L.P.

Notes to the Consolidated Financial Statements

March 31, 2025

In U.S. Dollars

5.	Related-Party Transactions

Certain partners of the Investment Manager may serve as members of the advisory committees of certain investee entities and may be partners of the General Partner.

The Sponsor Limited Partner is an affiliate of the General Partner. The General Partner has no economic interest in the Partnership.

The Investment Manager has agreed to reimburse the Partnership for organizational expenses and any costs associated with the transfer of Partnership investments to a registered investment company. As of March 31, 2025, the Investment Manager has reimbursed the Partnership for $2,120,383 through the payment of expenses on the Fund’s behalf.

6.	Investment Commitments

As an investment company, the Partnership is required to disclose financial support provided or contractually required to be provided to its portfolio companies. The Partnership may provide financial support to portfolio companies in accordance with its investment objectives. This financial support may be provided pursuant to contractual agreements or at the discretion of the General Partner. As of March 31, 2025, the Partnership has Direct Investment unfunded commitments of $13,059,617 which are payable upon notice by the companies to which the commitments have been made. The Partnership is not subject to additional contractual agreements under which they would be required to provide further financial support to Direct Investments in the form of capital commitments or guarantees.

7.	General Indemnifications

General Indemnifications

In the normal course of business, the Partnership may enter into contracts that contain a variety of representations and warranties and which provide for general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership have not yet occurred. Based on the prior experience of the General Partner, the Partnership expects the risk of loss under these indemnifications to be remote.

General Partner Indemnifications

Consistent with standard business practices in the normal course of business, the Partnership has provided general indemnifications to the General Partner, any affiliate of the General Partner and any person acting on behalf of the General Partner or such affiliate when they act in good faith, in the best interest of the Partnership. The Partnership is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

8.	Subsequent Events

In the preparation of the financial statements, the General Partner has evaluated the effects, if any, of events occurring after March 31, 2025, through the date of the report of the independent auditors, which is the date financial statements were available to be issued.

On April 1, 2025, the Partnership completed a transfer of substantially all its assets and liabilities to HarbourVest Private Investments Fund (“HPIF”) in exchange for 45,119,437 Class I shares of HPIF. Class I Shares of HPIF were issued at $10 per share.